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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm in the headnote to the Selected Financial Data included in this Annual Report (Form 10-K) for the year ended December 31, 2000 and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-47646) pertaining to the 1996 Stock Plan (as amended), 2000 Director Option Plan, 2000 Employee Stock Purchase Plan, 2000 Stock Plan and options to purchase Series E Preferred Stock; and the Registration Statement (Form S-8 No. 333-55504) pertaining to the 2000 Stock Plan of our report dated January 24, 2001, with respect to the consolidated financial statements of Microtune, Inc. included in the Annual Report (Form 10-
K) for the year ended December 31, 2000.


Dallas, Texas
March 13, 2001